Exhibit 99.1

AmerisourceBergen Corporation
P.O. Box 959
Valley Forge, PA 19482

Contact:	Michael N. Kilpatric
610-727-7118
mkilpatric@amerisourcebergen.com

AmerisourceBergen Expects Diluted EPS From Continuing Operations of $4.00 to $4.10

for FY 2005 and $0.60 to $0.65 for the December Quarter

VALLEY FORGE, Pa. December 22, 2004 – AmerisourceBergen Corporation (NYSE: ABC), a leading pharmaceutical services company, today reduced its fiscal year 2005 estimate for diluted earnings per share from continuing operations to $4.00 to $4.10 from $4.20 to $4.30 due to lower than anticipated pharmaceutical price increases, fewer product deals from manufacturers and reduced alternate source purchases in the December quarter. The Company expects diluted earnings per share from continuing operations in the December quarter to be between $0.60 and $0.65.

The Company continues to expect operating revenue growth in fiscal year 2005 to be flat, reflecting the loss of two large customers in fiscal 2004.

“Our current estimates for diluted earnings per share from continuing operations indicate we will not meet our expectations for the December quarter primarily due to buy-side shortfalls,” said R. David Yost, AmerisourceBergen’s Chief Executive Officer. “Our confidence in our revised estimate for fiscal year 2005 diluted earnings per share from continuing operations is due to our continued expectation for a low double-digit pharmaceutical industry growth rate, including price appreciation of approximately 5 percent in the remainder of the fiscal year; lower interest expense from recent refinancings; the impact of our stock repurchase program; and benefits from profitability and growth initiatives in the pharmaceutical distribution business, such as our OptimizTM asset optimization program.

“Although these are challenging times for AmerisourceBergen and the industry, the future remains bright, with generic opportunities ahead, the implementation of the Medicare Modernization Act in 2006, and the evolution to fee-for-service contracts with manufacturers. Assuming projected market growth, we expect to return to our long-term diluted earnings per share growth from continuing operations of 15 percent in the September 2005 quarter.”

Discontinued operations for the December quarter and the fiscal year will reflect the October sale of AmerisourceBergen’s Rita Ann cosmetics distribution business. The Company will record a loss of an approximately $6 million, net of tax, on the sale in the December quarter.

Conference Call

The Company will host a conference call to discuss its revised guidance at 10:00 a.m. Eastern Standard Time on December 22, 2004. Participating in the conference call will be: R. David Yost, Chief Executive Officer; Kurt J. Hilzinger, President and Chief Operating Officer; and Michael D. DiCandilo, Senior Vice President and Chief Financial Officer.

To access the live conference call via telephone:

Dial in: (612) 332-0107, no access code required.

To access the live webcast:

Go to the Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

A replay of the telephone call and webcast will be available from 12:15 p.m. December 22, 2004 until 11:59 p.m. January 4, 2005. The Webcast replay will be available for 30 days.

To access the replay via telephone:

Dial in:	(800) 475-6701 from within the U.S., access code: 763469
(320) 365-3844 from outside the U.S., access code: 763469

To access the archived webcast:

Go to the Quarterly Webcasts section on the Investor Relations page at http://www.amerisourcebergen.com.

About AmerisourceBergen

AmerisourceBergen® (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation, bedside medication safety systems, and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $48 billion in operating revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #22 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer relationships; customer insolvencies; changes in customer mix; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; regulatory changes; changes in U.S. government policies (including changes in government policies pertaining to drug reimbursement); changes in market interest rates; and other economic, business, competitive, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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